Exhibit 10.2

FIRST AMENDMENT TO
AGREEMENT OF PURCHASE AND SALE

This First Amendment to Agreement of Purchase and Sale (the “Amendment”) is made effective as of January 15, 2008, by and between Realvest-Monroe CommerCenter L.L.C., a Florida limited liability company (“Seller”), and Cornerstone Operating Partnership, L.P., a Delaware limited partnership  ("Purchaser").

RECITALS:

A.          Purchaser and Seller are parties to that certain Agreement of Purchase and Sale dated November 29, 2007 (the "Agreement").

B.          Purchaser and Seller desire to amend the Agreement to reduce the Purchase Price and extend the Inspection Period and modify other provisions accordingly.

AGREEMENTS:

1.           Purchase Price.  The Purchase Price for the Property shall be reduced to Fifteen Million One Hundred Fifty Thousand Dollars ($15,150,000.00).

2.           Inspection Period.  The Inspection Period shall terminate at 5:00 p.m. Eastern Standard Time on Friday, January 18, 2008.

3.           Ratification. Except as expressly set forth in this Amendment, the Agreement remains unmodified and in full force and effect. Should there be any conflict between the terms of this Amendment and the terms of the Agreement the terms of this Amendment will control.  The capitalized terms used herein, unless otherwise indicated, shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the day and year first above written.

SELLER:
Realvest–Monroe CommerCenter, L.L.C., a Florida limited liability company
By: Realvest Development, LLC, a Florida limited liability company, as its Manager
By: Realvest Holdings, LLC, a Florida limited liability company, as its manager

By:	/s/ George D. Livingston
George D. Livingston, its managing member

PURCHASER:
Cornerstone Operating Partnership, L.P., a
Delaware limited partnership
By:	Cornerstone Core Properties REIT, INC.,
a Maryland corporation, its general partner

By:	/s/ Authorized Signatory
Name:
Title: